Exhibit 99.1

CONTACTS
From: Tony DeFazio	For: Jennifer Weingartner, Director of Investor Relations
DeFazio Communications, LLC	Phillips Edison – ARC Shopping Center REIT
tony@defaziocommunications.com	jweingartner@phillipsedison.com
Ph: (484) 532-7783	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison – ARC Shopping Center REIT Inc. Enters into a

Unsecured Revolving Credit Facility with KeyBank

CINCINNATI, OH, July 16, 2012 – Phillips Edison – ARC Shopping Center REIT Inc. (“the Company”), a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers, today announced that, on July 2, 2012, the Company through Phillips Edison-ARC Shopping Center Operating Partnership, L.P., the Company’s operating partnership, entered into an unsecured revolving loan agreement with KeyBank National Association (“KeyBank”), as lender, in the amount of $10.0 million (the “Unsecured Credit Facility”).

The Unsecured Credit Facility matures on July 2, 2013, with an option to extend to January 2, 2014. The Unsecured Credit Facility incurs interest at either (1) the sum of (a) the greater of (x) the prime rate announced by KeyBank from time to time or (y) the federal funds effective rate plus 0.50 percent, plus (b) 4.50 percent or (2) LIBOR plus 5.50 percent. The Company may use the Unsecured Credit Facility (a) to fund its equity in the acquisition of well-occupied grocery-anchored neighborhood shopping centers having a mix of solid national, credit retailers selling necessity-based goods and services, in strong demographic markets throughout the United States – both of wholly-owned properties of the Company and properties acquired through joint ventures, or (b) for general working capital purposes. If proceeds are used as equity for properties acquired through joint ventures, the proceeds will be paired with equity proceeds from joint venture partners (on a pro rata basis) and with property-level financing. As of July 16, 2012, there are no borrowings outstanding under the Unsecured Credit Facility.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of solid national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of July 16, 2012, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 15 grocery-anchored shopping centers totaling 1,372,770 square feet. For more information on the company, please visit the website at www.phillipsedison-arc.com.

###